Exhibit 10.27

Compensation of Non-Employee Directors

Directors who are not officers of SEACOR Holdings Inc. (the “Company”) receive an annual retainer of $52,000 and $2,000 for every regular and special Board and Committee meeting they attend via telephone and $4,000 for every regular and special Board and Committee meeting they attend in person.

Each member of the Board who is not an employee of the Company is also granted options and Common Stock pursuant to the SEACOR Holding Inc.’s 2007 Share Incentive Plan (Exhibit 10.31 to the Company’s Form 10-K for the fiscal year ended December 31, 2007).